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EXHIBIT 11

                        IGI, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME PER COMMON SHARE
(Unaudited)


(thousands, except per share information)

                                          Three months ended
                                          March 31,
                                          1997          1996
                                          ----          ----

Net income for primary
  earnings per share                      $  363        $  276
                                          ======        ======

Weighted average shares outstanding        9,431         9,266
  Common stock equivalents
   (net of common stock deemed
    reacquired) based on
  average market price                       174           363
                                          ------        ------
Total equivalent shares for
  primary computation                      9,605         9,629
                                          =======       ======
Per Share Amounts:
     Primary:
    Net income                             $ .04         $ .03
                                           =====         =====

Fully diluted earnings per share have been omitted as they approximate primary earnings per share.

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